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                         EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of April 1, 1996, by and between Diva Acquisition Corp., a Delaware corporation (the "Company"), and Yves Levenson, an individual residing at 1246 E. 24th Street, Brooklyn, NY 11219 (the "Executive").

                          W I T N E S E T H :
                          -----------------

         WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties mutually agree as follows:

         Section 1. Employment. The Company hereby employs Executive and the Executive hereby accepts such employment, as the President of the Company, subject to the terms and conditions set forth in this Agreement.

         Section 2. Duties. The Executive shall serve as President and shall properly perform such duties as may be lawfully assigned to his from time to time by the Chief Executive Officer and the Board of Directors of the Company. If requested

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by the Company, the Executive shall serve on the Board of Directors or any committee thereof without additional compensation. During the term of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

         Section 3. Term of Employment; Vacation.

           The term of the Executive's employment shall be for a period of thirty six (36) months commencing on the date hereof (the "Term"), subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof. The Executive shall be entitled to four (4) weeks vacation during each year of the Term.

         Section 4. Compensation of Executive.

           4.1 Salary. The Company shall pay to Executive a base salary of One Hundred Thirty Thousand ($130,000) Dollars per annum (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. All salaries payable to Employee shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on January 1, 1997, and on each January 1 thereafter during the term of this Agreement, the

Base Salary
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shall increase by 10% in the event that the Company reports a net profit on its annual financial statements.

           4.2 Annual Profit Sharing Bonus. During the term of this Agreement, the Executive shall be entitled to receive an annual profit sharing bonus equal to two percent (2%) of the Company's annual net pre-tax profit (the "Profit Sharing Bonus"). The Profit Sharing Bonus shall be calculated based upon the financial statements prepared by the Company's independent auditors and paid to the Executive within 90 days following the end of the Company's fiscal year end. At the Executive's option, the Company shall pay the Profit Sharing Bonus in cash, or in shares of Common Stock of Steven Madden, Ltd. ("Common Stock") having a Fair Market Value (as hereinafter defined) equal to the Profit Sharing Bonus.

           4.3 Annual Performance Bonus. In the event that the Company achieves certain sales targets, the Executive will be entitled to receive a certain number of shares of Common Stock of Steven Madden, Ltd., the parent corporation of the Company (the "Bonus Shares"). The annual sales targets are set forth below and set forth opposite such targets is the Market Value (as hereinafter defined) of the Bonus Shares:

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                                            Market Value
                                                 of
               Annual Sales Target          Bonus Shares
               -------------------          -------------
                   7,000,000                   $66,666
                   9,000,000                  $133,332
                  11,000,000                  $199,998


         "Market Value" shall mean the average closing bid price for the shares of Common Stock of Steven Madden, Ltd. for the five trading days ending on December 31 during the year for which the Bonus Shares are earned, as reported on The Nasdaq Stock Market. The Bonus Shares shall be issued within 90 days following the end of the Company's fiscal year for which the Bonus Shares were earned. In no event shall the Executive be entitled to receive pursuant to this
Section 4.3 more than a number of shares of Common Stock having a Fair Market Value of $199,998. Should the Executive's employment terminate prior to the end of the Term, the Company and SML agree to the terms and conditions contained in that certain letter agreement dated as of the date hereof and attached hereto as Exhibit A (the "Letter Agreement"). Up to two thirds (2/3) of the annual performance bonus payable pursuant to this Section 4.3 shall, at the Executive's option, be paid in cash.

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           4.4 Expenses. During the Term, the Company shall reimburse the
Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company's President to the extent possible. With the respect to Executive's use of an automobile in connection with the performance of his duties hereunder, the Company shall, at the direction of the Executive, either reimburse Executive for, or directly pay the costs of, the use of an automobile during the term of this Agreement and all usual expenditures in connection therewith, i.e., fuel, insurance, parking, customary maintenance and repairs, etc. in an amount not to exceed $500 per month.

           4.5 Benefits. The Executive shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company or SML to the extent the Executive is eligible under the terms of such plans or programs. The Company agrees to provide the Executive with a paid health insurance plan comparable to insurance courage granted to Executives of SML.

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         5. Disability of the Executive. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 180 days in any period of 360 consecutive days (a "Disability"), the Company may, at the time or any time thereafter, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

         6. Termination.

         (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive written notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean (i) the Executive's misconduct could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Executive's disregard of lawful instructions of the Company's Board of Directors or President
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consistent with the Executive's position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the

Company, (iii) the commission by the Executive of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) the Executive's continued abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude that is determined by the Company's Board of Directors to likely have a material adverse effect on the business or prospects of the Company, (v) the Executive's material breach of any of the agreements contained herein or (vi) the Executive's resignation hereunder. A termination pursuant to
Section 6(a)(i), (ii), (iv) (other than as a result of a conviction of a crime involving moral turpitude) or (v) shall take effect 30 days after the giving of the notice contemplated hereby unless the Executive shall, during such 30-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of

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Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to Section 6(a)(iii), (iv) (as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect immediately upon the giving of the notice contemplated hereby.

         (b) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Employment Period without Cause by giving the Executive written notice of such termination, to be effective 15 days following the giving of such written notice. For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

           7. Effect of Termination of Employment.


           (a) Upon the termination of the Executive's employment (i) for Cause or (ii) a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid

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portion of the Base Salary provided for in Section 4.1, computed on a pro rata basis to the Termination Date (the "Unpaid Salary Amount"), (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.4 (the "Expense Reimbursement Amount") and
(iii) accrued and unpaid amounts owed to the Executive under Sections 4.2 and
4.3 hereof through the Termination Date.

         (b) Upon the termination of the Executive's employment for other than Cause or a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount,
(iii) severance compensation equal to the Base Salary for the term of this Agreement (as if this Agreement was not terminated), 50% of which is payable on the Termination Date and 50% of which is payable in equal monthly installments during the period commencing on the first day of January following the Termination Date and ending on the following December 1, and (iv) accrued and unpaid amounts owed to the Executive under Sections 4.2 and 4.3 hereof through the Term of this Agreement (the "Bonus Amounts"). In the event that this Agreement is terminated as a result of he

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death of the Executive, the Executive's estate shall be entitled to (i) the
Unpaid Salary Amount and (ii) the Expense Reimbursement Amount, and the Bonus Amounts shall be paid in accordance with the terms of the Letter Agreement.

         Section 8. Disclosure of Confidential Information. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by his in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain. The provisions of this Section 8 shall survive Executive's employment hereunder.

         Section 9.        Covenant Not To Compete.

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         (a) Executive recognizes that the services to be performed by his hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                  (i) except as provided in Subsection (c) below, be engaged in the footwear industry or provide technical assistance, advice or counseling regarding the footwear industry in any state in the United States in which the Company or any affiliate thereof is engaged in business, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or
                 (ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

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         (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof.

         (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

         (d) This Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

         (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus: (i) in the event that the Executive is terminated
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for Cause, the twelve (12) months after the Termination Date or (ii) in the event that the Executive is terminated without Cause or for a Disability, the shorter of (a) the remainder of the Term of the Agreement or (b) six (6) months after the Termination Date.

         (f) The provisions of this Section 9 shall survive the end of the Restricted Period as provided in Section 9(e) hereof.

         Section 10.  Miscellaneous.

         10.1 Injunctive Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by his of Sections 8 or 9 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all

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of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

         10.2 Assignments. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

         10.3 Entire Agreement. This Agreement and the Letter Agreement constitutes and embody the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.


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         10.4 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

         10.5 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to


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the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

         10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

         10.9 Letter Agreement. Should the Executive's employment terminate prior to the end of the Term, the Company and SML agree to the terms and conditions contained in that certain letter agreement dated as of the date hereof and attached hereto as Exhibit A.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                               DIVA ACQUISITION CORP.

                                            By:
                                               ------------------------------
                                               Name:
                                               Title:


                                                ------------------------------
                                                Yves Levenson

The undersigned guarantees the
Company's performance with respect
to Sections 4.1, 4.2, 4.3 and 10.9 only:

STEVEN MADDEN, LTD.

By:
   --------------------------
   Name:
   Title:

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